FOR FURTHER INFORMATION:

                                             Stan Lampe
                                             606-329-4061

                                             FOR IMMEDIATE RELEASE
                                             January 30, 1997

Ashland Inc. board approves initial public offering/spin-off for Ashland Exploration

     Ashland, Ky. -- Ashland Inc. (NYSE: ASH) will proceed toward an initial public offering for Ashland Exploration Inc., a wholly-owned subsidiary, according to Paul W. Chellgren, chairman and chief executive officer.

     The Ashland Inc. Board of Directors approved, subject to certain contingencies, the initital public offering of less than 20 percent of Ashland Exploration. This transaction would likely occur in the late spring or summer. The initial public offering would likely be followed by the tax-free spin-off of Ashland's remaining ownership in Ashland Exploration to Ashland Inc. shareholders once an appropriate ruling is received from the Internal Revenue Service.

     "Ashland Exploration is well positioned to grow its core operations in the Appalachian Basin, the Gulf of Mexico and Nigeria. Total proved reserves at September 30, 1996, were 577 BCF of natural gas and 21.5 million barrels of crude oil," Chellgren said. "We hope to complete both transactions before the end of the 1997 calendar year, subject to governmental and regulatory approvals, tax rulings, market conditions and definitive agreements among various parties."

     Ashland Exploration is a domestic and international producer of natural gas and crude oil. The division is currently engaged in the exploration for and production of crude oil and natural gas in the United States and in the exploration for and production of crude oil in Nigeria.

     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal; highway construction; and oil and gas exploration and production. Ashland Chemical is the largest distributor of chemicals and plastics in North America and a leading supplier of specialty chemicals worldwide. Ashland's major consumer brands include Valvoline(R) motor oils, Zerex(R) antifreeze and Pyroil(R) Performance Products automotive chemicals. As one of the largest independent refiners in the nation, Ashland is also a leading regional gasoline marketer, with products marketed under the SuperAmerica(R) and Ashland(R) brand names. Ashland Inc.'s internet address is http://www.ashland.com

                                     - 0 -